EXHIBIT 10.7

                                OPTION AGREEMENT
                                 April 11, 2001


Raven Moon International, Inc. located at 120 International Parkway, Suite 220, Heathrow Florida 32746 a public corporation is interested in acquiring a One Year Exclusive Option to all rights to a program, certain cartoon characters and music publishing of songs written and used in "Gina D's Kids Club" programs which have been created by J&B DIFRANCESCO located at 2221 Springs Landing Blvd. Longwood, Florida 32779 in exchange for the following compensation:

THIS AGREEMENT SUPERCEDES ANY PREVIOUS AGREEMENTS SIGNED BETWEEN THE PARTIES FOR THESE RIGHTS.

1. A non-refundable grant of 40,000,000 common restricted shares at par value of Raven Moon International, Inc. stock which will be registered in the company planned registered offering will be given the J&B DiFrancesco in exchange for the One Year Option.

2. The company is obligated to provide funding so that J&B DiFrancesco, the Executive Producers can produce a minimum of 10 half-hour episodes and two home video products during the One Year Option period. In addition, the company must place the home video product on the market through retail stores, the Home Shopping Network or Christian television outlets, bookstores and schools in addition to getting the television programs on the air.

3. The company acknowledges that a default in an advance payment of $100,000 is still due and payable to J&B DiFrancesco for these rights and shall be paid plus at 10% interest no later than April 11, 2002 or sooner.

4. It is agreed that this grant of stock made to J&B DiFrancesco, is in addition to any other Administrative Compensation, Debts, Stock Options and Expenses to be paid to J&B DIFRANCESCO as Officers and Directors for prior services rendered and future services to be rendered. Furthermore, it is agreed that this grant of stock is in addition to, any creative and talent fees from all development, pilot and production budgets to be paid to J&B DIFRANCESCO and/or J&B DIFRANCESCO, INC. as the exclusive Executive Producers, Voice Talent, and Songwriters of all "Gina D's Kids Club" programs to be produced for Raven Moon International, Inc. during this Option period and for any period thereafter when these programs or videos are produced.

5. In full consideration for this One Year Option, J&B DIFRANCESCO, J&B DIFRANCESCO, shall convey to Raven Moon International, Inc., the right to produce, market and promote through its assigns all rights including licensing and merchandising to the "Gina D's Kids Club" programs and videos. If the company meets it obligations in paragraph 2. Above during the One-Year Option period the company shall have these rights for an additional twenty- (20) year period. At the end of the twenty- (20) period all rights shall revert back to J&B DiFrancesco, their heirs or assigns.

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Page 2.

6. DEFAULT: If there is a default of non-performance according to the terms of this One Year Option, ALL RIGHTS SHALL REVERT BACK TO J&B DiFrancesco at the end of the One Year Option period or at the point of the default WITH NO RECOURSE OR OBLIGATIONS TO RAVEN MOON INTERNATIONAL, INC. WHATSOEVER BY J&B DiFrancesco.

7. This is a complete agreement between the parties. Any dispute shall be settled in arbitration in Seminole County, Florida.

It is understood that Joey and Bernadette DiFrancesco are officers and directors of Raven Moon International, Inc. and that this agreement when signed by them may be construed as a conflict of interest, which is being disclosed.



DATE       4/11/01
    -------------------

ACCEPTED AND AGREED TO:



/s/  Joey DiFrancesco
-------------------------------------
     Joey DiFrancesco, President
     Raven Moon International, Inc.


/s/  Joey DiFrancesco
-------------------------------------
     Joey DiFrancesco, individually


/s/  Bernadette DiFrancesco
-------------------------------------
     Bernadette DiFrancesco, individually